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VANTAGE DRILLING COMPANY ANNOUNCES POSTPONEMENT OF SHAREHOLDER MEETING

HOUSTON, TX - 11/30/2010 - Vantage Drilling Company (the "Company") (AMEX: VTG-U) (AMEX: VTG) (AMEX: VTG-WS) today announced that it has postponed its extraordinary general meeting in lieu of annual general meeting of shareholders originally scheduled for November 30, 2010. On November 29, the Company received notice from F3 Capital of its intention to nominate two nominees for election to the Company's board of directors from the floor of the meeting. These nominees are in addition to the four nominees of F3 Capital that are currently members of the Company's board of directors and nominated for re-election at the meeting. The individuals named as proxies on the Company's proxy card determined that given the timing of this notice from F3 Capital, and the significant issues that such notice raises, it was in the best interest of the shareholders who appointed them not to attend and vote at the meeting. As a result, there was no quorum and the meeting could not be held as scheduled. Later in the day on November 30, and subsequent to the scheduled time for the meeting, F3 Capital withdrew its additional nominees. Nevertheless, the Company believes that it is in the best interest of its shareholders to reschedule the meeting for a future date. A press release will be issued announcing the new meeting date, time and location.

The Company, a Cayman Islands exempted company, is an offshore drilling contractor, with an owned fleet of four Baker Marine Pacific Class 375 ultra-premium jackup drilling rigs and one ultra-deepwater drillship, the Platinum Explorer. The Company's primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells. The Company also provides construction supervision services for, and will operate and manage, drilling units owned by others. Through its fleet of nine owned and managed drilling units, the Company is a provider of offshore contract drilling services globally to major, national and large independent oil and natural gas companies.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the Company's filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.